Exhibit 23.4

Date: February 2, 2023

ICZOOM Group Inc. (the “Company”)

Room 3801, Building A, Sunhope e·METRO,

No. 7018 Cai Tian Road

Futian District, Shenzhen, Guangdong Province

The People’s Republic of China

Dear Sir/Madam:

We have acted as legal counsel as to the laws of the People’s Republic of China (the “PRC”, which, for purposes of this letter only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) to the Company in connection with (i) the proposed initial public offering (the “Offering”) of 1,500,000 Class A ordinary shares, par value $0.16 per share, (the “Ordinary Shares”) of the Company, and up to 225,000 Ordinary Shares, issuable upon exercise of an over-allotment option granted to the underwriters by the Company, as set forth in the Company’s registration statement on Form F-1 (File No.: 333-259012), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

We hereby consent to the inclusion of our opinion and reference to our firm in the Registration Statement. This letter shall only be used for purpose of this Offering.

Yours Sincerely,

/s/ Han Kun Law Offices

Han Kun Law Offices